                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         OSBORN COMMUNICATIONS CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       OSBORN COMMUNICATIONS CORPORATION

                                                                  April 11, 1995

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and Management, I invite you to attend the Annual Meeting of Stockholders of Osborn Communications Corporation to be held on Tuesday, May 16, 1995 at 10:00 a.m. Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York.

     The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend in person, please sign, date and promptly return the enclosed proxy in the envelope provided. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote in person.

                                                     Sincerely yours,


                                                     /s/ Frank D. Osborn

                                                     Frank D. Osborn
                                                     President

                       OSBORN COMMUNICATIONS CORPORATION
                                130 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of Osborn Communications Corporation (the "Company") will be held on Tuesday, May 16, 1995 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York (the "Meeting") for the following purposes:

        1. To elect six directors of the Company to serve until the Company's next annual meeting and until their respective successors are elected and qualified;

        2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1995; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of the Company's common stock of record at the close of business on March 27, 1995 are entitled to notice of and to vote at the Meeting.

     For the ten-day period immediately prior to the Meeting, the list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company, located at 130 Mason Street, Greenwich, Connecticut, for such purposes as are set forth in the General Corporation Law of the State of Delaware.

                                          By Order of the Board of Directors

                                          /s/ Michael F. Mangan

                                          Michael F. Mangan
                                          Secretary

Dated: April 11, 1995

                                   IMPORTANT

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, AS PROMPTLY AS POSSIBLE. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE MEETING, AT ANY TIME BEFORE ITS EXERCISE.

                       OSBORN COMMUNICATIONS CORPORATION
                                130 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

                    INFORMATION CONCERNING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Osborn Communications Corporation (the "Company") to be used at the Annual Meeting of the Company's Stockholders (the "Meeting") to be held on Tuesday, May 16, 1995 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York, and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. It is expected that this Proxy Statement and the form of proxy are being mailed to stockholders on or about April 11, 1995.

     Holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), entitled to vote are urged to sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with such holders' directions. If no directions are given, proxies will be voted "FOR" the election as directors of the nominees named herein; "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1995; and by the persons named in the proxy on any other matter which may properly come before the Meeting. The Board of Directors knows of no other business to be presented at the Meeting.

     The proxy may be revoked at any time prior to the voting thereof by written notice of revocation to the Company at 130 Mason Street, Greenwich, Connecticut 06830, Attention: Michael F. Mangan, Vice President -- Controller and Secretary. The proxy may also be revoked by submission to the Company of a more recently dated proxy or by attending the Meeting and voting in person. Shares as to which a broker indicates it has no discretion to vote, and which are not voted, will be considered not present at the Meeting for the purpose of determining the presence of a quorum and as unvoted for approving the election of directors and for approving the ratification of the selection of Ernst & Young LLP as the Company's independent auditors. Proxies marked as abstaining on any matters to be acted on by the stockholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies, including the costs of preparing, printing and mailing to stockholders this Proxy Statement and accompanying materials, will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such parties will be reimbursed for their reasonable expenses incurred in such connection.

                         OUTSTANDING VOTING SECURITIES

     Only holders of record of the Common Stock at the close of business on March 27, 1995 (the "Record Date") are entitled to notice of and to vote at the Meeting. On that date there were 5,252,688 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Accordingly, a total of 5,252,688 votes are entitled to be cast on each matter submitted to a vote at the Meeting. A third of such shares, present in person or represented by proxy at the Meeting, will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of a plurality of the shares of Common Stock cast by the stockholders present or represented by proxy at the Meeting is required to elect the nominees for election as directors of the Company at the Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, abstentions will have no effect on the outcome of the vote for the election of directors. Broker non-votes will not be considered present at the Meeting and will have no effect on the vote. In the event that a broker that is a record holder of shares of Common Stock does not return the signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Meeting and, therefore will not be counted towards the quorum.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 22, 1995, certain information with respect to each person known to the Company to own beneficially (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), more than five percent of its Common Stock. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire within 60 days, including, but not limited to, shares which the named person has the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security.

                                                                 AMOUNT AND NATURE
                        NAME AND ADDRESS                           OF BENEFICIAL          PERCENT
                      OF BENEFICIAL OWNER                            OWNERSHIP            OF CLASS
    --------------------------------------------------------  -----------------------     --------
    Spears, Benzak, Salomon & Farrell.......................         1,996,567(1)             38.0%
      45 Rockefeller Plaza
      New York, NY 10111

- ---------------

(1) Spears, Benzak, Salomon & Farrell, a registered investment advisor, has publicly reported that such shares are held for the benefit of various of its clients; that it has revocable shared dispositive power with such clients; and that, except in circumstances required by law or contract, it has no power to vote or direct the vote of such shares.

     The following table sets forth beneficial ownership of the Common Stock as of March 22, 1995 with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table under "Executive Compensation," and (iii) all directors and executive officers as a group.

                                                                     AMOUNT AND NATURE        PERCENT
                    NAME OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP     OF CLASS
- ----------------------------------------------------------------  -----------------------     --------
Frank D. Osborn.................................................           496,775(1)            9.2%
Brownlee O. Currey, Jr..........................................           182,015(2)            3.5%
H. Anthony Ittleson.............................................            37,497(3)              *
Edward G. Nelson................................................            55,954(4)            1.1%
William G. Spears...............................................            27,780(5)              *
Robert K. Zelle.................................................           153,300               2.9%
Thomas S. Douglas...............................................            20,667(6)              *
W. Charles Hillebrand...........................................            25,542(7)              *
Directors and Executive Officers as a Group (9 Persons).........         1,001,247(8)           18.8%

- ---------------
 *  Less than 1%

(1) Includes 154,167 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 22, 1995. Includes 34,455 shares of Common Stock held in custodial accounts for the benefit of Mr. Osborn's children.

(2) Includes 32,015 shares of Common Stock held in a trust, beneficial ownership of which shares of Common Stock he disclaims.

(3) Includes 35,997 shares of Common Stock held in trusts and 1,500 shares of Common Stock held by Mr. Ittleson's wife, beneficial ownership of which shares of Common Stock he disclaims.

(4) Includes 49,704 shares of Common Stock held by affiliates of Mr. Nelson. Also includes 750 shares of Common Stock held by Mr. Nelson's wife, and 5,500 shares of Common Stock held in trust for Mr. Nelson's sister-in-law, beneficial ownership of which shares of Common Stock he disclaims.

(5) Includes 7,937 shares of Common Stock held by Mr. Spears' wife, beneficial ownership of which shares of Common Stock he disclaims. Mr. Spears is Chairman of Spears, Benzak, Salomon & Farrell which holds 38.0% of the Company's Common Stock.

(6) Includes 6,667 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 22, 1995. Also includes 4,500 shares of Common Stock held by Mr. Douglas' wife, beneficial ownership of which shares of Common Stock he disclaims.

(7) Consists of 25,542 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 22, 1995.

(8) Includes 188,043 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 22, 1995.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation awarded during the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992, earned by or paid to the Chief Executive Officer of the Company and the two other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                         SUMMARY COMPENSATION TABLE(1)

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                        ------------
                                                      ANNUAL             NUMBER OF
                                                   COMPENSATION          SECURITIES
               NAME AND                         -------------------      UNDERLYING       ALL OTHER
          PRINCIPAL POSITION             YEAR    SALARY     BONUS        OPTIONS(2)      COMPENSATION
- ---------------------------------------  -----  --------   --------     ------------     ------------
Frank D. Osborn........................   1994  $366,995   $100,000(3)          --         $116,000(4)
President and                             1993   365,910     20,900        162,500(5)            --
  Chief Executive Officer                 1992   316,640     51,850             --               --

Thomas S. Douglas......................   1994  $172,500   $ 50,000(6)      60,000               --
Senior Vice President --                  1993        --         --             --               --
  Finance and Treasurer                   1992        --         --             --               --

W. Charles Hillebrand..................   1994  $107,500   $     --          6,250               --
Senior Vice President --                  1993   100,000     40,500          3,500               --
  Muzak                                   1992    91,284     37,500         21,500(7)            --

- ---------------
(1) The columns designated "Restricted Stock Awards," "Other Annual Compensation" and "LTIP Awards" are not presented, as no compensation required to be reported under such columns was awarded to, earned by or paid to any of the named executive officers during the period covered by the Summary Compensation Table.

(2) Reflects options to acquire shares of Common Stock. No stock appreciation rights were granted by the Company during the period covered by the table.

(3) Bonus payable in accordance with certain criteria established by the Board as defined in Mr. Osborn's Employment Agreement.

(4) In December 1994, the Company adopted a non-qualified deferred compensation plan ("Non-Qualified Deferred Compensation Plan") available to certain management employees. The plan is unfunded and there are no limits on deposits or vesting periods. Distribution date is elected at time of deferral, and money deposited or any interest accrued are deferred until that time. Mr. Osborn's Employment Agreement provides that the Company pay $16,000 annually into a retirement benefit arrangement for Mr. Osborn. Mr. Osborn elected to deposit this amount into the Company's Non-Qualified Deferred Compensation Plan. In addition, upon the execution of Mr. Osborn's new Employment Agreement, Mr. Osborn received $100,000 to compensate him for salary increases that would have become due under his previous employment agreement.

(5) Reflects 137,500 options which were repriced on May 10, 1993, and 25,000 options granted on May 10, 1993.

(6) Mr. Douglas elected to defer $40,000 of his bonus in 1994 to the Company's Non-Qualified Deferred Compensation Plan.

(7) Reflects 20,000 options which were repriced on February 21, 1992 and 1,500 options granted on May 12, 1992.

OPTION/SAR GRANTS DURING THE LAST FISCAL YEAR

     The following table provides certain information related to options for the purchase of Common Stock granted to the named executive officers during the fiscal year ended December 31, 1994. No stock appreciation rights ("SARs") were granted by the Company in the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                      NUMBER OF      % OF TOTAL                                           AT ASSUMED ANNUAL RATES
                      SECURITIES    OPTIONS/SARS                                        OF STOCK PRICE APPRECIATION
                      UNDERLYING     GRANTED TO     EXERCISE OR                              FOR OPTION TERM(1)
                     OPTIONS/SARS   EMPLOYEES IN    BASE PRICE                        --------------------------------
       NAME            GRANTED      FISCAL YEAR      ($/SHARE)     EXPIRATION DATE    0%          5%           10%
- -------------------  ------------   ------------    -----------   ------------------  ---     ----------    ----------
Thomas S.
  Douglas..........     17,250(2)       15.94%          6.75       January 17, 2004    0      $   73,227    $  185,571
                         2,750(3)        2.54%          6.25        April 21, 2004     0      $   10,809    $   27,392
                        40,000(4)       36.95%          6.13      November 15, 2004    0      $  154,205    $  390,786

W. Charles
  Hillebrand.......      6,250(5)        5.77%          6.25         May 19, 2004      0      $   24,566    $   62,256

- ---------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the remaining life of the options. This schedule does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to four years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all stockholders commensurably.

(2) Shares of Common Stock will become exercisable as follows: 5,750 on each of January 17, 1995, 1996 and 1997.

(3) Shares of Common Stock will become exercisable as follows: 917 on each of April 21, 1995 and 1996; and 916 on April 21, 1997.

(4) Shares of Common Stock will become exercisable as follows: 10,000 on each of January 17, 1995 and 1996; and 20,000 on January 17, 1997.

(5) Shares of Common Stock will become exercisable as follows: 2,083 on each of May 19, 1995 and 1996; and 2,084 on May 19, 1997.

OPTIONS UNEXERCISED AS OF 1994 FISCAL YEAR-END

     The following table shows the number of shares of Common Stock represented by unexercised stock options held by each of the named executive officers as of December 31, 1994.

     Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                     NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS/SAR AT           IN-THE-MONEY OPTIONS/SARS AT
                                             FISCAL YEAR-END                     FISCAL YEAR-END(1)
                                     -------------------------------       -------------------------------
               NAME                  EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
- -----------------------------------  -----------       -------------       -----------       -------------
Frank D. Osborn....................    145,834             16,666          $510,419.00        $ 58,331.00
Thomas S. Douglas..................          0             60,000          $         0        $ 71,175.00
W. Charles Hillebrand..............     21,917              9,333          $ 15,210.00        $ 17,103.00

- ---------------
(1) Amounts reflecting gains on outstanding options are based on December 31, 1994 closing trade price of stock.

DIRECTORS' COMPENSATION

     Each director other than Messrs. Osborn, Currey, Nelson and Spears receives a fee of $500 for each meeting of the Board of Directors which he attends in person or each meeting of any committee meeting thereof (other than committee meetings held in conjunction with meetings of the Board of Directors). Each director is reimbursed by the Company for travel and related expenses incurred in connection with Board meetings which he attends in person. For discussion of consulting agreements with Directors refer to "Compensation Committee Interlocks and Insider Participation."

     The Company paid $60,000 to Mr. Currey during the fiscal year ended December 31, 1994 as salary for his services as Chairman of the Company's principal subsidiary, OCC, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Each of Nelson Capital Corp. ("Nelson Capital") and William G. Spears provide financial advisory consulting services to the Company. Nelson Capital, a private merchant banking and venture capital firm, is an affiliate of Edward G. Nelson. (See "Compensation Committee Interlocks and Insider Participation" on page 7).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Osborn is employed pursuant to an employment agreement (the "Employment Agreement") expiring on December 31, 1996, which provides that Mr. Osborn serve as President and Chief Executive Officer of the Company. The Employment Agreement provides for an annual base salary of $356,000 which is to be increased on each subsequent January 1st according to the percentage increase of the Consumer Price Index applicable to the New York Metropolitan area. Mr. Osborn's base salary may also be increased from time to time at the discretion of the Board of Directors. The Employment Agreement provides for a bonus in an amount in accordance with certain criteria established by the Board. Such amount is intended to be between 20% and 50% of base salary. The Employment Agreement contains involuntary termination benefits in an amount equal to the greater of the amount of base salary remaining to be paid during the term of the Employment Agreement and the amount paid to him during the 12-month period preceding early termination of the Employment Agreement, such benefits to be paid in the event of termination of the Employment Agreement prior to December 31, 1996 for any reason other than Mr. Osborn's death, disability or other specified reasons. Additionally, the Company shall pay $16,000 annually into a retirement benefit arrangement for Mr. Osborn.

     On January 27, 1995, the Company entered into an agreement with Thomas S. Douglas which provides that if the Company is sold or transferred to a third party, the Company will provide Mr. Douglas a bonus of six months at his current rate of pay. This agreement also provides that if Mr. Douglas is not employed by the successor subsequent to the completion of the sale or transfer of ownership, the Company will also provide severance benefits including six months at his current rate of pay. Osborn Sound & Communications of

Georgia, a subsidiary of the Company, entered into an identical agreement with
W. Charles Hillebrand on the same date. Both agreements were approved by the Board of Directors on November 15, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Nelson Capital is an affiliate of Edward G. Nelson, a Director of the Company and a member of the Company's Compensation Committee. Nelson Capital provides the Company with financial advisory consulting services for a fee, currently $30,000 per year. The Company believes that the compensation paid to Nelson Capital is on terms no less favorable to the Company than would have been required by an unaffiliated third party for similar services. The Company paid $36,000 in fees to Nelson Capital during the fiscal year ended December 31, 1994.

     William G. Spears is a Director of the Company and Chairman of the Company's Compensation Committee. Mr. Spears provides the Company with financial advisory consulting services for a fee, currently $30,000 per year. The Company believes that the compensation paid to Mr. Spears is on terms no less favorable to the Company than would have been required by an unaffiliated third party for similar services. The Company paid $36,000 in fees to Mr. Spears during the fiscal year ended December 31, 1994.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is composed of H. Anthony Ittleson, Edward G. Nelson and William G. Spears, the Chairman of the Committee. None of the Committee members is a Company employee. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

COMPENSATION POLICIES

     The Company's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term strategies and performance goals, industry performance levels, business unity performance and individual executive's contributions and achievements. Additionally, the Committee views compensation as a means for attracting and keeping executive talent.

     The Committee believes that significant executive stock ownership helps align the interests of management and stockholders. Thus, the Committee has utilized the Company's 1987 Incentive Stock Plan in the Company's executive compensation package.

PERFORMANCE MEASURES AND INDUSTRY COMPARISONS

     In evaluating annual executive compensation, the Committee examines the Company's cash flow, as well as individual executive performance with regard to sales and earnings targets, effort and achievement in financing and acquisition activities.

     The Compensation Committee establishes corporate and divisional goals prior to the beginning of each fiscal year and subjectively assesses the attainment of those goals in determining compensation.

     For superior individual performance, total compensation will be above average. On the other hand, when business performance is below plan or below industry results, total compensation will fall below average competitive levels.

FISCAL 1994 COMPENSATION

     The Compensation Committee actively reviewed senior executive salaries during the year. With the unwinding of the Company's management agreements with Fairmont Communications Corporation and Northstar Television Group, Inc., the Committee determined that fewer corporate management positions were needed to oversee the remaining properties. Therefore, during 1994, several corporate management positions were eliminated. The Committee felt that the increased responsibilities for those who remained warranted appropriate recognition. Additionally, the strong growth in cash flow as well as the large number of financing and acquisition activities supported above average bonuses for the year.

     In 1994, options were granted to Thomas S. Douglas as an incentive for him to join the Company. In determining whether to grant stock options to all other executive officers in 1994, the Committee reviewed the overall status of each plan, and the participation of key executives in the equity growth of the Company. The size of the option grants was determined based upon the Committee's subjective judgment of the executives' contribution to the Company's growth.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Osborn has been the Chief Executive Officer of the Company since its inception in 1984. Mr. Osborn's compensation has been determined by the Committee pursuant to an employment agreement, approved in 1994, which expires on December 31, 1996. In 1994, Mr. Osborn was paid $100,000 to compensate him for salary increases that would have become due under his previous employment agreement. The new Employment Agreement calls for his salary to remain at $356,000 with increases beginning January 1, 1995 according to the percentage increase of the Consumer Price Index applicable to the New York Metropolitan area. Mr. Osborn's base salary may also be increased from time to time at the discretion of the Board of Directors. The Employment Agreement provides for a bonus in an amount in accordance with certain criteria established by the Board. Such amount is intended to be between 20% and 50% of base salary. The Employment Agreement contains involuntary termination benefits in an amount equal to the greater of the amount of base salary remaining to be paid during the term of the Employment Agreement and the amount paid to him during the 12-month period preceding early termination of the Employment Agreement, such benefits to be paid in the event of termination of the Employment Agreement prior to December 31, 1996 for any reason other than Mr. Osborn's death, disability or other specified reasons.

     Based on cash flow improvement compared with the prior year, a successful refinancing of the Company and the successful conclusion of a major acquisition, the Board awarded Mr. Osborn a bonus of $100,000 for the year 1994.

                                          COMPENSATION COMMITTEE

                                          H. Anthony Ittleson
                                          Edward G. Nelson
                                          William G. Spears

                               PERFORMANCE GRAPH

     The performance graph set forth below compares the annual cumulative total stockholder return for the five years ending December 31, 1994 among the Company, the CRSP Total Return Index for the Nasdaq National Market ("Nasdaq") and a peer group(1) index comprised of the following eleven companies: the Company, Ackerley Communications, Inc., Clear Channel Communications, Inc., Granite Broadcasting Corp., Citicasters Inc.(2), Heritage Media Corp., Infinity Broadcasting Corp., Outlet Communications, Inc., Park Communications, Inc., Price Communications Corporation and Southern Starr Broadcasting Group. The returns of each company in the peer group index have been weighted according to the respective issuer's stock market capitalization. The graph assumes an initial investment of $100 on December 31, 1989, and the reinvestment of dividends (where applicable).

            COMPARISON OF 5-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG OSBORN COMMUNICATIONS, NASDAQ NATIONAL MARKET AND PEER GROUP

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           OSBORN        PEER GROUP        NASDAQ
12-31-89                             100             100             100
1990                                  57              70              85
1991                                  33              60             136
1992                                  24              73             159
1993                                  28             151             181
1994                                  33             199             177

(1) The peer group for this year's performance graph includes certain companies which were sold in 1994. Therefore, the Company intends to remove these companies from the peer group next year and include other comparable radio companies which have recently become public.

(2) In previous years, the Company included Great American Communications Company as part of the peer group. In June 1994, Great American Communications Company changed its name to Citicasters Inc. Therefore, this year the Company included information for Citicasters Inc.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     Directors generally are elected by the affirmative vote of a plurality in voting power cast by the stockholders present or represented by proxy and entitled to vote and hold office until the election and qualification of their respective successors. The Company's By-laws provide that the Board shall consist of one or more members or such number of directors as may be fixed by action of the Board of Directors. The Directors have determined that the Board shall consist of six members. All of the nominees are members of the present Board of Directors. If any nominees should be unable to accept nomination or election as a Director, which is not expected, the Board of Directors either will reduce the number of directors to be elected or select a substitute or substitutes. The proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors. The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. The Board of Directors recommends the election of the nominees listed below.

     The following table lists the information with respect to the nominees for election as directors of the Company.

                                                                                             DIRECTOR
                NOMINEE                   AGE              PRINCIPAL OCCUPATION               SINCE
- ----------------------------------------  ---     ---------------------------------------    --------
Frank D. Osborn.........................  47      President, Chief Executive Officer and       1984
                                                  Director
Brownlee O. Currey, Jr..................  66      President, Nashville Banner Publishing       1994
                                                  Company, Nashville, Tennessee
H. Anthony Ittleson.....................  57      Chairman, Travel Ventures Ltd., New          1989
                                                  York, New York
Edward G. Nelson........................  63      President, Nelson Capital Corp.,             1985
                                                  Nashville, Tennessee
William G. Spears.......................  56      Chairman, Spears, Benzak, Salomon &          1992
                                                  Farrell, New York, New York
Robert K. Zelle.........................  71      Private Investor, Nashville, Tennessee       1985

     Information with respect to the business experience and affiliations of each nominee for election as director is set forth below:

     FRANK D. OSBORN has been a Director, President and Chief Executive Officer of the Company since the Company's formation in 1984 and was its Treasurer until August 1989. From 1983 to 1985, Mr. Osborn was Senior Vice President/Radio for Price Communications Corporation, a diversified communications company. From 1981 to 1983, Mr. Osborn served as Vice President and General Manager of WYNY, NBC's New York FM radio station, and was Vice President of Finance and Administration of NBC Radio from 1977 to 1981. Mr. Osborn serves as Chairman of the Board of Fairmont Communications Corporation ("Fairmont") (which the Company manages and in which the Company has a 25% interest) and Osborn Healthcare Communications, Inc., a subsidiary of the Company, and serves on the Board of Northstar Television Group, Inc. Mr. Osborn is married to Mr. Nelson's niece. Mr. Osborn serves as Chief Executive Officer of Fairmont. Fairmont filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code on August 28, 1992 and emerged from Chapter 11 in September 1993.

     BROWNLEE O. CURREY, JR. has been a Director of the Company since August 1994. He has been Chairman of the Board of OCC, Inc., the Company's principal subsidiary, since 1989. He currently serves as the President of the Nashville Banner Publishing Company in Nashville, TN, which publishes the daily evening newspaper. Mr. Currey is on the Board of Directors of The Nashville Banner; Thomas Nelson, Inc., a Nashville-based publisher; Nelson Capital Corp., a private merchant banking and venture capital investment firm located in Nashville; A+ Communications, Inc.; and One Sutton Place South Corporation. He is also a trustee of Vanderbilt University, the United States Equestrian Team, Inc., the National Foundation for Facial Reconstruction and the International Tennis Hall of Fame.

     H. ANTHONY ITTLESON has been a Director of the Company since October 1989. He retired as Executive -- Special Projects for CIT Group Holdings, Inc. in 1992. Mr. Ittleson joined CIT in 1961 and throughout his career held various positions including Vice President -- Marketing, Vice President -- Financing Division and Executive Vice President -- Corporate Development. He was a director of CIT from 1978 to 1988. Mr. Ittleson is Chairman of the Board of Travel Ventures Ltd., a leading company active in the travel industry. He is a Director of the Regency Whist Club in New York and the Republican Finance Committee, and a Trustee of Brown University, Brooks School and the Boy's Club of New York.

     EDWARD G. NELSON has been a Director of the Company since August 1985. He is the founder and President of Nelson Capital Corp., which was organized in 1985. From 1983 to 1985, Mr. Nelson was Chairman of the Board and Chief Executive Officer of Commerce Union Corporation (now NationsBank). He also serves as a Director of ClinTrials Research Inc., a contract research organization based in Nashville, Tennessee, Berlitz International, Inc., a premier language instruction firm operating globally, A+ Communications, Inc., a telecommunications company and Advocat, Inc., a long term care nursing home provider based in Nashville, Tennessee.

     WILLIAM G. SPEARS, Chairman of Spears, Benzak, Salomon & Farrell Investment Counselors, has been a Director of the Company since November 1992. Prior to forming his own firm in 1972, he was a General Partner at Loeb, Rhoades & Company. He is a member of the New York Society of Security Analysts, a Director of Alcide Corporation, United HealthCare Corp. and Recognition International, Inc. Mr. Spears is also a Trustee of the Gramercy Park Foundation, The Hospital Chaplaincy of New York and Quinnipiac College.

     ROBERT K. ZELLE, a private investor, has been a Director of the Company since 1985. Mr. Zelle established an independent television station in Nashville, Tennessee in 1975, and operated and managed it until its sale to Multimedia Broadcasting, Inc. in 1980. From 1980 to 1988, he served as Area Vice President and Consultant for Multimedia Broadcasting, Inc. Mr. Zelle serves on the Board of Directors of several small, privately held companies.

     During the fiscal year ended December 31, 1994, the Board of Directors held four meetings. No director attended fewer than 75% of the aggregate number of meetings held during the fiscal year ended December 31, 1994 by the Board of Directors or the committees of the Board on which such directors served.

     The committees of the Board of Directors includes a Compensation Committee and an Audit Committee. The Board does not have a Nominating Committee.

     The members of the Audit Committee are Messrs. Ittleson and Zelle. The responsibilities of the Audit Committee include the selection, with the assistance of management, of the Company's independent auditors, the review of audit fees, a post-audit review of the Company's financial statements and general oversight of the Company's internal accounting procedures and the adequacy of internal controls. The Audit Committee met once during the fiscal year ended December 31, 1994.

     The members of the Compensation Committee are Messrs. Nelson, Ittleson and Spears. The responsibilities of the Compensation Committee include the review of cash compensation of the executive officers and formulation of recommendations to the Board of Directors with regard thereto, the formulation of recommendations to the Board of Directors with regard to the grant of stock options and other benefits, and the general oversight of the compensation policies of the Company. The Compensation Committee met three times during the fiscal year ended December 31, 1994.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE SIX DIRECTORS NAMED ABOVE.

              PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected Ernst & Young LLP to be the Company's independent auditors for the year ending December 31, 1995, and recommends to the stockholders ratification of their selection. Ernst & Young LLP has served as the Company's independent auditors since 1986.

     Representatives of Ernst & Young LLP are expected to be present at the 1995 Annual Meeting of Stockholders. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                               SECTION 16 FILINGS

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The Company believes that during the fiscal year ended December 31, 1994, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock were complied with, except that an Annual Statement of Changes in Beneficial Ownership on Form 4 was filed late on Form 5 by the following officers: Thomas S. Douglas, W. Charles Hillebrand, Michael F. Mangan and Mark S. Olkowski and except that an amendment to the Form 3 filed by Brownlee O. Currey, Jr. is required to be filed to report certain shares held in a trust.

                     MARKET FOR THE COMPANY'S COMMON STOCK

     The following table indicates the high and low per-share sales prices for the Company's Common Stock as reported by Nasdaq for the periods indicated. Market prices have been adjusted to reflect the 1-for-2 reverse stock split on July 11, 1994.

                                                                                 HIGH     LOW
                                                                                 ----     ---
1992
  First Quarter................................................................   $8      $6
  Second Quarter...............................................................    7 1/2   5 1/2
  Third Quarter................................................................    7       5
  Fourth Quarter...............................................................    6       3 1/2

1993
  First Quarter................................................................    5 1/2   3 1/2
  Second Quarter...............................................................    6       4
  Third Quarter................................................................    5 1/2   3
  Fourth Quarter...............................................................   10 1/2   4 1/2

1994
  First Quarter................................................................    7 1/2   6 1/2
  Second Quarter...............................................................    7 1/2   6 1/4
  Third Quarter................................................................    7 3/4   6 1/2
  Fourth Quarter...............................................................    7 1/2   6

1995
  First Quarter................................................................    7 1/2   6 3/8

     The Company has never declared or paid any cash dividends on its Common Stock, and it is not anticipated that any cash dividends will be paid in the foreseeable future. Pursuant to its loan agreements, the Company is restricted on the payment of cash dividends on the Common Stock.

                STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

     Stockholders who wish to have their proposals presented at the 1996 Annual Meeting of Stockholders must deliver such proposals in writing to the Secretary of the Company at the Company's principal executive offices no later than December 1, 1995 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

             ANNUAL REPORT ON FORM 10-K; INCORPORATION BY REFERENCE

     Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission. Requests should be directed to Michael F. Mangan, Vice President -- Controller and Secretary, Osborn Communications Corporation, 130 Mason Street, Greenwich, Connecticut 06830 (telephone: 203-629-0905).

TO THE EXTENT THIS PROXY STATEMENT HAS BEEN OR WILL BE SPECIFICALLY INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE SECTIONS OF THE PROXY STATEMENT ENTITLED "COMPENSATION COMMITTEE REPORT" AND "PERFORMANCE GRAPH" SHALL NOT BE DEEMED TO BE SO INCORPORATED UNLESS SPECIFICALLY OTHERWISE PROVIDED IN ANY SUCH FILING.

                                 OTHER MATTERS

     The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Meeting other than that referred to herein. If any other business should come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Michael F. Mangan

                                          Michael F. Mangan
                                          Secretary

Greenwich, Connecticut
April 11, 1995

       PROXY           OSBORN COMMUNICATIONS CORPORATION           PROXY
                                130 Mason Street
                          Greenwich, Connecticut 06830
           This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Frank D. Osborn and Michael F. Mangan, each with the power to appoint a substitute, and hereby authorizes each of them to present and to vote, as designated on the reverse side, all of the shares of Common Stock of Osborn Communications Corporation held of record by the undersigned on March 27, 1995 at the Annual Meeting of Stockholders to be held on May 16, 1995 or any adjournment thereof.

     THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                           (Continued on other side)

    Please mark your
/X/ votes as in this
    example

1. ELECTION OF DIRECTORS.

NOMINEES: Frank D. Osborn, Brownlee O. Currey, Jr., H. Anthony Ittleson, Edward
          G. Nelson, William G. Spears, Robert K. Zelle

FOR            WITHHELD
/ /            / /

*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Ernst & Young LLP, independent public accountants, as the Company's independent auditors for the year 1995.

FOR                    AGAINST                   ABSTAIN
/ /                      / /                       / /

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THE CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Check here for
address change / /

NEW ADDRESS:
           ----------------------------

           ----------------------------

           ----------------------------


SIGNATURE(S)                                               DATE
            ----------------------------------------------     -----------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or authorized person.